Exhibit 4.5

                          LA JOLLA COVE INVESTORS, INC.
                          2250 UNION STREET, SUITE 301
                         SAN FRANCISCO, CALIFORNIA 94123
                           TELEPHONE:  (415) 409-8703
                           FACSIMILE:  (415) 409-8704
                            EMAIL:  LJCI@PACBELL.NET
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  LA JOLLA                    www.lijcinvestors.com               SAN FRANCISCO
                              ---------------------

                                 August 14, 2003

Mr. Charles Seven
Thinka Weight-Loss Corporation
18201 Von Karman Avenue, Suite 1170
Irvine, CA 92612

Dear  Chuck:

This letter shall serve as an addendum to the following documents: 8% Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement and the Warrant to Purchase Common Stock, all dated February 13, 2003. Capitalized terms shall have the meaning set forth in the respective documents. The following changes and additions are hereby made and agreed upon:

     1. The second sentence of Section 3.1(a) of the Convertible Debenture is herby amended to read as follows:

     "The number of Common Shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted multiplied by six, minus the product of the Conversion Price multiplied by five times the dollar amount of the Debenture being converted, and the entire forgoing result shall be divided by the Conversion Price."

     2. The first sentence of the second paragraph of the Warrant to Purchase Common Stock is hereby amended to read as follows:

"The Company hereby grants to Holder the right to purchase 1,500,000 shares of the Company's Common Stock (the "Shares" or "Warrant Shares")

     3. Section 1.4 of the Warrant to Purchase Common Stock is hereby amended to read as follows:

     "The  Exercise  Price  of  this  Warrant  shall  be  $1.00.

     4. The Holder of the Convertible Debenture shall simultaneously with the conversion of the Convertible Debenture at any time, exercise the Warrant to Purchase Common Stock at the rate of at least 5 time the dollar amount of the Convertible Debenture being converted.

Sincerely,

/s/  Travis  Huff
Travis  W.  Huff
Portfolio  Manager


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Agreed to:

Thinka Weight-Loss Corporation

By:    /s/ Charles C. Seven
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Title: Chief Executive Officer
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